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                                                               Exhibit (a)(i)(k)

[DRS TECHNOLOGIES LOGO]                                       DRS Technologies,
                                                              Inc.
NEWS RELEASE     DRAFT                                        Corporate
                                                              Headquarters
For information contact:                                      5 Sylvan Way
Patricia M. Williamson                                        Parsippany, NJ
DRS Technologies, Inc.                                        07054
(973) 898-1500
                                                              973.898.1500
FOR IMMEDIATE RELEASE
---------------------
Wednesday, November 13, 2002

                   DRS TECHNOLOGIES EXTENDS TENDER OFFER FOR
                    ALL OF THE OUTSTANDING SHARES OF PARAVANT

         PARSIPPANY, N.J., November 13 -- DRS Technologies, Inc. (NYSE: DRS) announced today that its wholly-owned subsidiary, Prince Merger Corporation, has extended its cash tender offer to purchase all of the outstanding shares of common stock of Paravant Inc. (Nasdaq: PVAT) for $4.75 per share in cash. The offer, which previously was scheduled to expire at 12:00 midnight, New York City time, on Friday, November 22, 2002, has been extended until 12:00 midnight, New York City time, on Monday, November 25, 2002.

         DRS has been advised by Mellon Investor Services, LLC, the depositary for the tender offer, that as of the close of business on Tuesday, November 12, 2002, approximately 2,766,238 shares of Paravant's common stock had been tendered and not withdrawn.

         Except for this extension, the terms and conditions of the offer remain in effect and unmodified.

         DRS Technologies and its wholly-owned subsidiary, Prince Merger Corporation, filed a tender offer statement on Schedule TO with the Securities and Exchange Commission (SEC). Investors and security holders are advised to carefully read the document, as it contains important information on deciding whether to tender their shares, as well as on the process for tendering shares. Investors and security holders may obtain this and other documents filed by DRS and Prince Merger Corporation free of charge from either company or from the SEC's web site at http://www.sec.gov. The tender offer statement and related materials also may be obtained free of charge by directing such requests to the information agent, D.F. King & Co., Inc., 77 Water Street, Floor 20, New York, New York 10005, toll free phone (800) 628-8532 or (212) 269-5550.


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         DRS Technologies provides leading edge products and services to government and commercial customers worldwide. Focused on defense electronics, the company develops and manufactures a broad range of mission critical systems and components in the areas

                                    - more -

of communications, combat systems, rugged computers, electro-optics, power conversion, data storage, digital imaging, flight safety and space. For more information about DRS Technologies, please visit the company's web site at www.drs.com.

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